Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

February 5, 2021

XAI Octagon Floating Rate & Alternative Income Term Trust

321 North Clark Street, Suite 2430

Chicago, Illinois 60654

Re:	XAI Octagon Floating Rate & Alternative Income Term Trust — Offering of Common Shares

Ladies and Gentlemen:

We have acted as special counsel to XAI Octagon Floating Rate & Alternative Income Term Trust, a statutory trust (the “Trust”) created under the Delaware Statutory Trust Act (the “DSTA”), in connection with the issuance and sale by the Trust of up to 8,000,000 shares (the “Shares”) of the Trust’s common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), pursuant to the Distribution Agreement, dated February 5, 2021 (the “Distribution Agreement”), between the Trust and Foreside Fund Services, LLC.

This opinion is being furnished in accordance with the requirements of sub-paragraph (l) of item 25.2 of part C of Form N-2 under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(i)          the notification of registration on Form N-8A (File No. 811-23247) of the Trust filed with the Securities and Exchange Commission (the “Commission”) under the 1940 Act on April 7, 2017;

(ii)         the registration statement on Form N-2 (File Nos. 333-251542 and 811-23247) of the Trust, filed with the Commission on December 18, 2020 under the Securities Act and the 1940 Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Securities Act Rules and Regulations”), Pre-Effective Amendments No. 1 and 2 thereto, including information deemed to be a part of the registration statement pursuant to Rule 430B of the Securities Act Rules and Regulations, and the Notice of Effectiveness of the Commission posted on its website declaring such registration statement effective on February 2, 2021 (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

(iii)        the prospectus and Statement of Additional Information of the Trust, each dated February 2, 2021, in the form filed with the Commission on February 2, 2021 pursuant to Rule 424(b) of the Securities Act Rules and Regulations;

XAI Octagon Floating Rate & Alternative Income Term Trust

February 5, 2021

(iv)        the prospectus supplement of the Trust, dated February 5, 2021, relating to the offering of the Shares, in the form filed with the Commission on February 5, 2021 pursuant to Rule 424(b) of the Securities Act Rules and Regulations;

(v)         an executed copy of a certificate of Benjamin D. McCulloch, Secretary of the Trust, dated the date hereof (the “Secretary’s Certificate”);

(vi)        a copy of the Trust’s Certificate of Trust, dated April 4, 2017, as amended by Certificates of Amendment dated July 14, 2017 and August 31, 2017 (as so amended, the “Certificate of Trust”), certified by the Secretary of State of the State of Delaware as of February 2, 2021 and certified pursuant to the Secretary’s Certificate;

(vii)       a copy of the Trust’s Second Amended and Restated Agreement and Declaration of Trust, by the trustees of the Trust, dated as of July 13, 2017, as amended by the Certificate of Amendment to the Trust’s Second Amended and Restated Agreement and Declaration of Trust, dated as of August 31, 2017, by the trustees of the Trust (as so amended, the “Declaration of Trust”), certified pursuant to the Secretary’s Certificate;

(viii)      a copy of the Trust’s By-Laws, as amended and in effect as of the date hereof (the “By-Laws”), certified pursuant to the Secretary’s Certificate;

(ix)         copies of certain resolutions of the Board of Trustees of the Trust (the “Board of Trustees”), adopted on September 22, 2020 and November 18, 2020, certified pursuant to the Secretary’s Certificate;

(x)          copies of certain resolutions of the Offering Committee of the Board of Trustees, adopted on January 26, 2021, certified pursuant to the Secretary’s Certificate;

(xi)         a copy of a certificate, dated the date hereof, from the Secretary of State of the State of Delaware with respect to the Trust’s existence and good standing in the State of Delaware; and

(xii)        an executed copy of the Distribution Agreement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Trust and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others and of public officials, including the factual representations and warranties contained in the Distribution Agreement.

XAI Octagon Floating Rate & Alternative Income Term Trust

February 5, 2021

We do not express any opinion with respect to the laws of any jurisdiction other than the DSTA. The Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite statutory trust action on the part of the Trust under the DSTA and, when the Shares are issued and sold in accordance with the provisions of the Distribution Agreement upon payment of the consideration therefor determined by the Board of Trustees, the Shares will be validly issued and fully paid, and under the DSTA, the holders of the Shares will have no obligation to make further payments for the purchase of such Shares or contributions to the Trust solely by reason of their ownership of such Shares except for their obligation to repay any funds wrongfully distributed to them.

In rendering the foregoing opinions we have assumed that:

(a)          the Certificate of Trust, Declaration of Trust and the By-Laws constitute the only governing instruments, as defined in the DSTA, of the Trust; and

(b)          any Shares issued and sold pursuant to the Distribution Agreement are sold at a price that is not below either (i) the par value per Common Share or (ii) the then current net asset value per Common Share, exclusive of any distributing commission or discount, which net asset value shall be determined as of a time within forty-eight hours, excluding Sundays and holidays, next preceding the time of such determination.

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XAI Octagon Floating Rate & Alternative Income Term Trust

February 5, 2021

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Securities Act Rules and Regulations.

Very truly yours,

KTH	/s/ Skadden, Arps, Slate, Meagher & Flom LLP